SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report: (Date of earliest event reported) July 25, 2001



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                                1-3247               16-0393470
(State or other jurisdiction            (Commission          (I.R.S. Employer
of incorporation)                       File Number)         Identification No.)



One Riverfront Plaza, Corning, New York                      14831
(Address of principal executive offices)                     (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD.

On July 24, 2001, Corning Incorporated, a New York corporation ("Corning"), announced that it had agreed to acquire from Lucent Technologies Inc., a Delaware corporation ("Lucent"), Lucent's controlling equity interest in Lucent Technologies Beijing Fiber Optic Cable Co., Ltd., Beijing, China, and Lucent's controlling equity interest in Lucent Technologies Shanghai Fiber Optic Co., Ltd., Shanghai, China. The closing of the acquisition is subject to customary conditions, including the receipt of regulatory and equity shareholder approvals.

On July 24, 2001,  Corning  issued a press  release,  which is filed herewith as
Exhibit 99.2 and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)     Exhibits.

        99.1    The Registrant's press release of July 25, 2001
        99.2    The Registrant's press release of July 24, 2001

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                 CORNING INCORPORATED
                                 Registrant



Date: July 25, 2001              By    /s/  KATHERINE A. ASBECK
                                            Katherine A. Asbeck
                                            Senior Vice President and Controller

                               INDEX TO EXHIBITS


(c)     Exhibits

99.1    Press Release dated July 25, 2001
99.2    Press Release dated July 24, 2001

                                                                    Exhibit 99.1







FOR RELEASE -- JULY 25, 2001

Corning Contacts:
Media Relations                             Investor Relations
Daniel F. Collins                           Katherine M. Dietz
(607) 974-4197                              (607) 974-8217
collinsdf@corning.com                       dietzkm@corning.com




                     Corning Reports Second-Quarter Results

CORNING, N.Y. -- Corning Incorporated (NYSE:GLW) today reported second-quarter pro forma earnings per share of $0.09, compared with $0.31 per share a year ago. The current quarter includes a previously announced pre-tax charge of $273 million ($184 million after tax), or $0.20 per share, to write off excess and obsolete inventory in the Photonic Technologies business. Pro forma results exclude the previously announced $4.8 billion pre-tax second- quarter charge for impairment of goodwill and other intangible assets.

John W. Loose, president and chief executive officer, said, "Except for the disappointing results in the Photonic Technologies business, the company's second-quarter operating performance was significantly better than expected, primarily due to the strong results in the fiber and cable business. As anticipated, sales of LEAF(TM), our premium high-data-rate optical fiber, remain significantly behind last year. However, we continue to see strong gains in overall fiber sales in Asia, particularly in China. We are also seeing a rebound in the flat-panel display business."




                                     (more)

Corning Reports Second-Quarter Results
Page Two

Second-Quarter Operating Results
The company's second-quarter sales were $1.9 billion, an increase of 5 percent over 2000 second-quarter sales of $1.8 billion. Sales for Photonic Technologies were $158 million, a decline of approximately 33 percent sequentially and year-over-year. Optical fiber volume grew 25 percent versus the second quarter of 2000 due to strong international and single-mode fiber demand. International fiber volume was up more than 70 percent from last year. Pricing of optical fiber remained stable in the quarter on both a year-to-year and sequential basis. Volume of Corning's flat-panel display glass business grew 45 percent, however these gains were largely offset by modest price declines and the translation impact of the weak yen.

Equity earnings were up due to strong results from international optical fiber cable ventures, offset by lower earnings from Samsung-Corning Company, Ltd., a Korean manufacturer of glass for conventional TV and computer monitors.

Second-Quarter Charges
Corning recorded a pre-tax charge of $4.8 billion for the impairment of goodwill and other intangible assets, and an $8 million pre-tax charge for restructuring. Including these non-recurring items and the amortization of purchased intangibles and goodwill, Corning's net loss for the second quarter of 2001 totaled $4.8 billion, or $5.13 per share. This compares with second-quarter 2000 net income of $149 million, or $0.17 per share, which included an after-tax charge of $51 million, related to in-process research and development.

Second-Half Outlook
"The telecommunications market outlook remains turbulent," Loose said. We continue to see a very significant decrease in the long-haul market in North America. The impact of this market decline has been most severe on our sales of LEAF fiber to new carriers and on our photonics business. We have been able to partially offset the decline in the North America long-haul market with increased sales of single-mode fiber, sales of LEAF fiber in China, and stable pricing. However, we think the photonics business will continue to be weak for the remainder of the year."

Loose added, "We have taken aggressive action to reduce our costs with capital spending cutbacks, plant closings, and regrettably, staff reductions. Corning also has strong earnings from the flat-panel display business to balance shortfalls in telecommunications, and we remain well-positioned in our other core markets. We believe that the high-technology markets where we've chosen to compete offer long-term rewards with growth surges as we've seen over the past few years and, occasionally, painful retreats, as we are seeing now. We are encouraged, however, that our market shares in our key businesses have remained stable or are increasing in this difficult period."

                                     (more)

Corning Reports Second-Quarter Results
Page Three



Conference Call Information
The company will host a conference call at 8:30 a.m. EDT on Thursday, July 26. To access the call, dial 800-779-1443 or 712-271-0963 and use password: Corning. A replay of the call will begin at approximately 10:30 a.m. and will run through 5 p.m. EDT on Wednesday, Aug. 8. To access the replay, dial 402-530-7645; a password is not required. To listen to a live audio webcast of the call, go to http://www.corning.com/investor_relations/ and follow the instructions. The webcast will be archived on the www.corning.com site for 14 days following the call.

Pro forma net income excludes impairment and amortization of purchased intangibles and goodwill, purchased in-process research and development, one-time acquisition costs, discontinued operations and other non-recurring items.

About Corning Incorporated
Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television, information technology and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning revenues for 2000 were $7.1 billion.
                                      ###


Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Corning Incorporated and Subsidiary Companies
Pro Forma Consolidated Statements of Income
Excluding Impairment and Amortization of Goodwill and Other Intangibles, Restructuring, Purchased In-Process Research and Development,
Acquisition-Related Costs and Non-Recurring Items
(Unaudited, in millions, except per share amounts)

                                                      For the three months ended        For the six months ended
                                                               June 30,                         June 30,
                                                      --------------------------        ------------------------
                                                          2001           2000              2001           2000
                                                      ----------       ---------        ---------       --------

Net sales                                              $   1,868       $   1,776        $   3,789       $  3,127
Cost of sales                                              1,332           1,030            2,444          1,818
                                                       ---------       ---------        ---------       --------

Gross margin                                                 536             746            1,345          1,309

Operating Expenses
    Selling, general and administrative expenses             271             258              532            458
    Research, development and engineering expenses           169             120              331            230
                                                       ---------       ---------        ---------       --------

Operating income                                              96             368              482            621

Interest income                                               11              19               35             35
Interest expense                                             (34)            (29)             (68)           (53)
Other expense, net                                           (12)             (4)             (21)           (17)
                                                       ---------       ---------        ---------       --------

Income before income taxes                                    61             354              428            586
Provision for income taxes                                    20             115              139            190
                                                       ---------       ---------        ---------       --------

Income before minority interest and equity earnings           41             239              289            396
Minority interest in earnings of subsidiaries                 (7)             (7)             (12)           (10)
Equity in earnings of associated companies                    46              39               80             73
                                                       ---------       ---------        ---------       --------

Pro Forma Net Income                                   $      80       $     271        $     357       $    459
                                                       =========       =========        =========       ========

Pro Forma Basic Earnings Per Share                     $    0.09       $    0.32        $    0.39       $   0.55
                                                       =========       =========        =========       ========
Pro Forma Diluted Earnings Per Share                   $    0.09       $    0.31        $    0.38       $   0.54
                                                       =========       =========        =========       ========
Dividends Declared                                     $    0.06       $    0.06        $    0.12       $   0.12
                                                       =========       =========        =========       ========

Shares used in computing pro forma
  per share amounts:
     Pro forma basic earnings per share                      926             845              923            828
                                                       =========       =========        =========       ========
     Pro forma diluted earnings per share                    934             872              940            856
                                                       =========       =========        =========       ========

The above pro forma amounts for the quarter ended June 30, 2001 have been adjusted to eliminate $160 million ($109 million after tax) of amortization of purchased intangibles and goodwill and $4,772 million ($4,726 million after tax) of provision for impairment and restructuring.

The above pro forma amounts for the quarter ended June 30, 2000 have been adjusted to eliminate $49 million ($71 million after tax) of amortization of purchased intangibles and goodwill and $51 million of in-process research and development charges.

The above pro forma amounts for the six months ended June 30, 2001 have been adjusted to eliminate $316 million ($254 million after tax) of amortization of purchased intangibles and goodwill and $4,772 million ($4,726 million after tax) of provision for impairment and restructuring.

The above pro forma amounts for the six months ended June 30, 2000 have been adjusted to eliminate $62 million ($81 million after tax) of amortization of purchased intangibles and goodwill, $93 million ($77 million after tax) of in-process research and development charges, $47 million ($43 million after tax) of transaction costs from the Oak acquisition, $36 million after tax for the impairment of the entire equity investment in Pittsburgh Corning Corporation, and $7 million ($4 million after tax) for a nonoperating gain related to the sale of Quanterra Incorporated.


                                   Pro Forma

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Statements of Income
(Unaudited, in millions, except per share amounts)


                                                      For the three months ended          For the six months ended
                                                               June 30,                            June 30,
                                                      --------------------------          -------------------------
                                                          2001           2000                2001           2000
                                                       ---------       ---------          ---------       ---------

Net sales                                              $   1,868       $   1,776          $   3,789       $   3,127
Cost of sales                                              1,332           1,030              2,444           1,818
                                                       ---------       ---------          ---------       ---------

Gross margin                                                 536             746              1,345           1,309

Operating Expenses
    Selling, general and administrative expenses             271             258                532             458
    Research, development and engineering
      expenses                                               169             120                331             230
    Amortization of purchased intangibles,
      including goodwill                                     160              49                316              62
    Acquisition-related charges                                               51                                140
    Provision for impairment and restructuring             4,772                              4,772
                                                       ---------       ---------          ---------       ---------

Operating (loss) income                                   (4,836)            268             (4,606)            419

Interest income                                               11              19                 35              35
Interest expense                                             (34)            (29)               (68)            (53)
Other expense, net                                           (12)             (4)               (21)            (17)
Nonoperating gain                                                                                                 7
                                                       ---------       ---------          ---------       ---------

(Loss) income before income taxes                         (4,871)            254             (4,660)            391
(Benefit) provision for income taxes                         (77)            137                 31             192
                                                       ---------       ---------          ---------       ---------

(Loss) income before minority interest and
  equity earnings                                         (4,794)            117             (4,691)            199
Minority interest in earnings of subsidiaries                 (7)             (7)               (12)            (10)
Equity in earnings of associated companies                    46              39                 80              73
Impairment of equity investment                                                                                 (36)
                                                       ---------       ---------          ---------       ---------

Net (Loss) Income                                      $  (4,755)      $     149          $  (4,623)      $     226
                                                       =========       =========          =========       =========

Basic (Loss) Earnings Per Share                        $   (5.13)      $    0.18          $   (5.01)      $    0.27
                                                       =========       =========          =========       =========
Diluted (Loss) Earnings Per Share                      $   (5.13)      $    0.17          $   (5.01)      $    0.27
                                                       =========       =========          =========       =========
Dividends Declared                                     $    0.06       $    0.06          $    0.12       $    0.12
                                                       =========       =========          =========       =========

Shares used in computing per share amounts:
     Basic earnings per share                                926             845                923             828
                                                       =========       =========          =========       =========
     Diluted earnings per share                              926             872                923             848
                                                       =========       =========          =========       =========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(Unaudited, in millions)

                                                                June 30, 2001          December 31, 2000
                                                                -------------          -----------------

                   Assets
Current Assets
     Cash and short-term investments                             $     1,311               $     1,794
     Accounts receivable, net                                          1,348                     1,489
     Inventories                                                         977                     1,040
     Deferred taxes on income and other current assets                   442                       311
                                                                 -----------               -----------
              Total current assets                                     4,078                     4,634

Investments                                                              711                       635

Plant and equipment, net                                               5,301                     4,679

Goodwill and other intangible assets, net                              2,283                     7,340

Other assets                                                             278                       238
                                                                 -----------               -----------

Total Assets                                                     $    12,651               $    17,526
                                                                 ===========               ===========

             Liabilities and Shareholders' Equity

Current Liabilities
     Loans payable                                               $       473               $       128
     Accounts payable                                                    512                       855
     Other accrued liabilities                                           910                       966
                                                                 -----------               -----------
              Total current liabilities                                1,895                     1,949

Long-term debt                                                         3,855                     3,966
Other liabilities                                                        812                       830
Minority interest in subsidiary companies                                144                       139
Convertible preferred stock                                                8                         9
Common shareholders' equity                                            5,937                    10,633
                                                                 -----------               -----------

Total Liabilities and Shareholders' Equity                       $    12,651               $    17,526
                                                                 ===========               ===========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 2, 2001


(1)  Information by Operating Segment
     Information about the performance of Corning's three operating segments for the second quarter and first six months of 2001 and 2000 are presented below. These amounts exclude revenues, expenses and equity earnings not specifically identifiable to segments. Segment net income excludes impairment and amortization of goodwill and other intangibles, restructuring charges, purchased in-process research and development costs, one-time acquisition costs and other nonrecurring items. This measure is not in accordance with generally accepted accounting principles (GAAP) and may not be consistent with measures used by other companies.

     Corning prepared the financial results for its three operating segments on a basis that is consistent with the manner in which Corning management internally disaggregates financial information to assist in making internal operating decisions. Corning has allocated some common expenses among segments differently than it would for stand alone financial information prepared in accordance with GAAP. Corning has realigned one product line from the Advanced Materials segment into the Telecommunications segment. Segment results for 2000 have been restated to conform to the current presentation.

                                                                    Three months ended              Six months ended
                                                                         June 30,                       June 30,
                                                                  ----------------------         ----------------------
                                                                     2001         2000             2001          2000
                                                                  ---------     --------         ---------    ---------
         Telecommunications
         Net sales                                                $   1,393     $  1,295         $   2,826    $   2,200
         Research, development and engineering expenses           $     132     $     86         $     256    $     164
         Interest expense                                         $      23     $     19         $      48    $      34
         Segment (losses) earnings before minority interest
           and equity earnings                                    $      (1)    $    181         $     185    $     293
             Minority interest in losses of subsidiaries                                                              3
             Equity in earnings (losses) of associated companies          8           (3)               11           (3)
                                                                  ---------     --------         ---------    ---------
         Segment net income                                       $       7     $    178         $     196    $     293
                                                                  =========     ========         =========    =========

         Advanced Materials
         Net sales                                                $     251     $    259         $     533    $     511
         Research, development and engineering expenses           $      28     $     28         $      56    $      54
         Interest expense                                         $       5     $      5         $      10    $      11
         Segment earnings before equity earnings                  $      11     $     18         $      37    $      35
             Equity in earnings of associated companies                   7            6                13           12
                                                                  ---------     --------         ---------    ---------
         Segment net income                                       $      18     $     24         $      50    $      47
                                                                  =========     ========         =========    =========

         Information Display
         Net sales                                                $     218     $    216         $     419    $     404
         Research, development and engineering expenses           $       9     $      6         $      19    $      12
         Interest expense                                         $       6     $      5         $      10    $       8
         Segment earnings before minority interest and
           equity earnings                                        $      25     $     32         $      46    $      52
             Minority interest in earnings of subsidiaries               (7)          (7)              (12)         (13)
             Equity in earnings of associated companies                  29           35                54           62
                                                                  ---------     --------         ---------    ---------
         Segment net income                                       $      47     $     60         $      88    $     101
                                                                  =========     ========         =========    =========

         Total segments
         Net sales                                                $   1,862     $  1,770         $   3,778    $   3,115
         Research, development and engineering expenses           $     169     $    120         $     331    $     230
         Interest expense                                         $      34     $     29         $      68    $      53
         Segment earnings before minority interest and
           equity earnings                                        $      35     $    231         $     268    $     380
             Minority interest in earnings of subsidiaries               (7)          (7)              (12)         (10)
             Equity in earnings of associated companies                  44           38                78           71
                                                                  ---------     --------         ---------    ---------
         Segment net income                                       $      72     $    262         $     334    $     441
                                                                  =========     ========         =========    =========

A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows:

                                                                Three months ended              Six months ended
                                                                     June 30,                       June 30,
                                                              ----------------------         ----------------------
                                                                2001          2000             2001         2000
                                                              ---------    ---------         --------     ---------

    Net sales
         Total segment net sales                              $   1,862    $   1,770         $  3,778     $   3,115
         Non-segment net sales (a)                                    6            6               11            12
                                                              ---------    ---------         --------     ---------

           Total net sales                                    $   1,868    $   1,776         $  3,789     $   3,127
                                                              =========    =========         ========     =========


    Net income
         Total segment income (b)                             $      72    $     262         $    334     $     441
             Unallocated items:
         Non-segment loss and other (a)                              (2)          (2)              (3)           (4)
         Nonoperating gain                                                                                        7
         Amortization of purchased intangibles
           and goodwill (c)                                        (160)         (49)            (316)          (62)
         Acquisition-related charges                                             (51)                          (140)
         Interest income (d)                                         11           19               35            34
         Income tax (e)                                              94          (31)              97           (16)
         Equity in earnings of associated
           companies (a)                                              2            1                2             2
         Impairment of equity investment                                                                        (36)
         Provision for impairment and restructuring (f)          (4,772)                       (4,772)
                                                              ---------    ---------         --------     ---------

           Net (loss) income                                  $  (4,755)   $     149         $ (4,623)    $     226
                                                              =========    =========         ========     =========

     (a)  Includes amounts derived from corporate investments.
     (b)  Includes royalty, interest and dividend income.
     (c) Amortization of purchased intangibles and goodwill relates primarily to the Telecommunications segment.
     (d)  Corporate interest income is not allocated to reportable segments.
     (e)  Includes tax associated with unallocated items.
     (f) Provision for impairment and restructuring relates primarily to the Telecommunications segment.

(2)  Depreciation and Amortization

     Depreciation charged to operations for the second quarter and six months of 2001 totaled $163 million and $318 million, respectively. Depreciation charged to operations for the second quarter and six months of 2000 totaled $126 million and $238 million, respectively.

     Amortization of purchased intangibles including goodwill charged to operations for the second quarter and six months of 2001 totaled $160 million and $316 million, respectively. Amortization of purchased intangibles including goodwill charged to operations for the second quarter and six months of 2000 totaled $49 million and $62 million, respectively.

(3)  Impairment of Goodwill and Other Intangible Assets
     During the first half of 2001, Corning experienced a significant decrease in the rate of growth of its telecommunications segment, primarily in the photonic technologies business, due to a dramatic decline in infrastructure spending in the telecommunications industry. During the second quarter, major customers in the photonic technologies business further reduced their order forecasts and canceled orders already placed. Management now believes that the growth prospects of this business are significantly less than previously expected and those of historical periods.

     As a result of these events and changes in circumstances, Corning assessed the recoverability of certain long-lived assets related to the photonic technologies business, including goodwill and other intangibles and concluded that these assets were impaired. Corning recorded a charge equal to the difference between the carrying value and fair value of these assets. Management's estimate of fair value was based on multiples of forecasted revenue and earnings of publicly traded companies with operations in the optical component market segment.

     Corning recorded pretax charges of $4.7 billion to impair a significant portion of the goodwill and approximately $100 million to impair intangible assets associated with certain business combinations completed in 2000. Of the total charge of $4.8 billion, $3.2 billion related to the acquisition of the Pirelli optical components business and $1.6 billion related to goodwill resulting from the acquisition of NetOptix Corporation.

(4)  Provision for Inventory
     During the second quarter, major customers in the photonic technologies business further reduced their order forecasts and canceled orders already placed. As a result, management determined that certain products were not likely to be sold in their product life cycle. Corning recorded a provision for excess and obsolete inventory, including estimated purchase commitments, of $273 million ($184 million after tax) in cost of sales in the second quarter of 2001.

(5)  (Benefit) Provision for Income Taxes
     Corning's tax (benefit) provision for the second quarter and six months of 2001 was impacted by the significant impairment charge and amortization of goodwill. Corning's effective tax rate for the second quarter and first six months of 2000 was 53.8% and 49.0%, respectively. Excluding the impact of the impairment of goodwill and other intangibles (which is mostly not tax deductible), amortization of purchased intangibles and goodwill, purchased in-process research and development, one-time acquisition costs and other nonrecurring items, the effective income tax rate for the second quarter and six months of 2001 was 32.5%, which is comparable to rates of 32.4% in both periods in 2000.

                                                                    Exhibit 99.2


FOR RELEASE -- JULY 24, 2001


Corning Contacts:
Corporate Communications                    Investor Relations
Daniel F. Collins                           Katherine M. Dietz
(607) 974-4197                              (607) 974-8217
collinsdf@corning.com                       dietzkm@corning.com



              Corning to Acquire Lucent's Fiber and Cable Interests
                            in China for $225 Million

CORNING, N.Y. -- Corning Incorporated (NYSE:GLW), announced today that it has reached an agreement with Lucent Technologies (NYSE:LU) to purchase Lucent's controlling equity interests in Lucent Technologies Shanghai Fiber Optic Co., Ltd. and Lucent Technologies Beijing Fiber Optic Cable Co., Ltd. for an aggregate payment of $225 million in cash. Corning's purchase of these interests is subject to the satisfaction of certain conditions including, the approvals of the other equity shareholders of each joint venture and relevant governmental approvals.

As a world leading manufacturer and supplier of optical fiber, optical cable and photonic components, Corning intends to expand its presence in the growing Chinese telecommunications marketplace. "The addition of these fiber and cable manufacturing assets is an important element of our regional growth strategy for China and Asia," said Corning President and CEO, John W. Loose. "With local fiber manufacturing capability we will be able to gain stronger market access to Chinese cablers and end user customers.

Adding to Corning Cable Systems' cable capacity in China will strengthen our position as a leading optical cable supplier in China. We are committed to working with the venture partners to ensure the continued success of both ventures."

Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television, information technology and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning revenues for 2000 were US$7.1 billion.